Exhibit 99.1

Syntel Reports Fourth Quarter and 2007 Financial Results

Highlights:

•	Year-over-year revenue increase of 25% to $337.7M

•	Sequential revenue growth of 7%, to $94.0M

•	Year-end global headcount of 11,709

•	2007 ending cash balance & short term investments of $116.2M

TROY, Mich. – February 22, 2008 – Syntel, Inc. (NASDAQ: SYNT), a global information technology services and Knowledge Process Outsourcing (KPO)* firm, today announced financial results for the fourth quarter and full year 2007, ended December 31, 2007.

Fourth Quarter 2007 Financial Highlights

Syntel’s total revenue for the fourth quarter increased 28.6 percent to $94.0 million, compared to $73.1 million in the prior-year period and 7.0 percent sequentially from $87.9 million in the third quarter of 2007. The Company’s gross margin was 39.4 percent in the fourth quarter, compared to 38.8 percent in the prior-year period and 39.8 percent in the third quarter of 2007.

During the fourth quarter, Applications Outsourcing accounted for 65.5 percent of total revenue, with Knowledge Process Outsourcing (KPO) at 18.6 percent, e-Business contributing 10.4 percent and TeamSourcing at 5.5 percent.

The Company’s Selling, General and Administrative (SG&A) expenses were 22.9 percent in the fourth quarter of 2007, compared to 19.3 percent in the prior-year period and 20.9 percent in the third quarter of 2007. SG&A increased $3.1 million during the fourth quarter as a result of ongoing investments in infrastructure and sequential increases in other operating expenses. Syntel’s income from operations was 16.6 percent of revenue in the fourth quarter, compared to 19.6 percent of revenue in the prior-year quarter and 19.0 percent of revenue in the third quarter of 2007.

Net income for the fourth quarter was $15.9 million or $0.39 per diluted share, compared to $13.3 million or $0.32 per diluted share in the prior-year period and net income of $18.3 million or $0.44 per diluted share in the third quarter of 2007.

During the fourth quarter, Syntel added four new clients and launched 103 new engagements. In addition, the Company added two new “Hunting Licenses” or preferred partnership agreements.

Syntel has revised its prior adoption of FIN 48 increasing prior years tax reserves to include an additional $5.0 million during the fourth quarter. This amount was taken as an adjustment to retained earnings, as of January 1, 2007.

*	Formerly reported as Business Process Outsourcing or BPO.

Full Year 2007 Financial Highlights

Revenue for 2007 increased 25.0 percent to $337.7 million, from $270.2 million in 2006. Net income for the year was $62.9 million, or $1.52 per diluted share compared to $50.9 million or $1.24 per diluted share in 2006. The Company’s gross margin was 39.2 percent for 2007, compared to 37.8 percent in 2006.

For the full year, Syntel’s global headcount increased 40 percent in 2007 to 11,709, compared to 8,364 at the end of 2006. The Company finished 2007 with cash and short term investments of $116.2 million.

Syntel added 24 new clients in 2007 and launched 383 new engagements. The Company added eight new “Hunting Licenses” or preferred partnership agreements during the year, taking the total to 88 strategic relationships.

Operational Highlights

“Syntel recorded a solid year of performance across several metrics, including revenue growth, margins, headcount expansion, and facility build-out,” said Syntel Chairman and Chief Executive Officer Bharat Desai. “Looking forward, the challenging economic conditions will force organizations to prioritize their IT investments and we’re confident that global sourcing will continue to be regarded as a key enabler of operational efficiency.”

“During the course of 2007, Syntel made great strides in effectively leveraging our custom KPO approach, which grew over 155 percent year-over-year and represented more than 18 percent of overall revenues at the end of 2007,” said Keshav Murugesh, Syntel President and Chief Operating Officer. “This also marks the 15th consecutive quarter of organic revenue growth for Syntel. We continue to invest aggressively in our campus construction programs, new service offering creation and in the training and development for our global workforce.”

2008 Guidance

Based on current visibility levels, the Company expects 2008 revenue in the range of $405 to $420 million and EPS between $1.60 to $1.70.

Syntel to Host Conference Call

Syntel will discuss its fourth quarter and full year performance today on a conference call at 11:00 a.m. (Eastern). To listen to the call, please dial (888) 689-9220. The call will also be broadcast live via the Internet at Syntel’s web site: www.syntelinc.com under the “Investor Relations” section. Please go to the web site at least 15 minutes prior to the call start time to register and download any necessary audio software. A replay will be available by dialing (800) 642-1687 and entering “35932651” from 12:00 p.m. on February 22, 2008 until midnight on February 29, 2008. International callers may dial (706) 645-9291 and enter the same pass code.

About Syntel

Syntel (NASDAQ: SYNT) is a leading global provider of custom outsourcing solutions in a broad spectrum of information technology and information technology-enabled services. The Company’s vertical practices support the entire Design-Build-Operate-Optimize lifecycle of systems and processes for corporations in the Financial Services, Insurance, Retail, Health Care and Automotive industries. The first US-based firm to launch a Global Delivery Service to drive speed-to-market and quality advantages for its customers, Syntel now leverages this efficient model for the majority of its Global 2000 customers. Recently named one of Forbes Magazine’s “Best 200 Small Companies in America,” Syntel has 11,709 employees worldwide, is assessed at Level 5 of the SEI’s CMMI, ISO 27001 as well as ISO 9001:2000 certified. To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Form 10-K document dated March 15, 2007. Factors that could cause results to differ materially from those set forth above include general trends and developments in the information technology industry, which is subject to rapid technological changes, and the Company’s concentration of sales in a relatively small number of large customers, as well as intense competition in the information technology industry, which the Company believes will increase.

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SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED DECEMBER 31		TWELVE MONTHS ENDED DECEMBER 31
	2007	2006	2007	2006
Net Revenues	$94,001	$73,106	$337,673	$270,229
Cost of revenues	56,936	44,713	205,422	167,980

GROSS PROFIT	37,065	28,393	132,251	102,249
Selling, general and administrative expenses	21,482	14,075	68,913	49,374

Income from operations	15,583	14,318	63,338	52,875
Other income, principally interest	2,894	1,369	7,222	4,894

Income before income taxes	18,477	15,687	70,560	57,769
Provision for income taxes	2,569	2,410	7,700	6,853

NET INCOME	$15,908	$13,277	$62,860	$50,916

Dividend Per Share :	$0.06	$0.06	$0.24	$1.49
EARNINGS PER SHARE :
Basic	$0.39	$0.32	$1.53	$1.25
Diluted	$0.39	$0.32	$1.52	$1.24
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING :
Basic	41,130	40,927	41,060	40,819

Diluted	41,300	41,266	41,265	41,095

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	December, 31 2007	December, 31 2006
ASSETS
Current assets:
Cash and cash equivalents	$61,555	$51,555
Short term investments	54,643	42,319
Accounts receivable, net of allowance for doubtful accounts of $499 and $2,828 at December 31, 2007 and December 31, 2006, respectively	51,783	33,706
Revenue earned in excess of billings	7,340	11,947
Deferred income taxes and other current assets	23,761	13,983

Total current assets	199,082	153,510
Property and equipment	110,186	69,672
Less accumulated depreciation and amortization	44,602	31,358

Property and equipment, net	65,584	38,314
Goodwill	906	906
Deferred income taxes and other noncurrent assets	6,032	4,959

	$271,604	$197,689

LIABILITIES
Current liabilities:
Accrued payroll and related costs	$27,242	$20,034
Income taxes payable	10,580	2,732
Accounts payable and other current liabilities	22,341	19,221
Deferred revenue	3,691	5,960

Total liabilities	63,854	47,947

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	207,750	149,742

Total liabilities and shareholders’ equity	$271,604	$197,689